 EXHIBIT 99.2

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     We are a nationwide provider of long-term, subacute and related specialty healthcare services in the United States.  We currently operate through various direct and indirect subsidiaries that engage in the following five principal business segments: (i) inpatient services, primarily skilled nursing facilities, (ii) rehabilitation therapy services, (iii) medical staffing services, (iv) home health services and (v) laboratory and radiology services.  For continuing operations, during the year ended December 31, 2004, we received approximately 26.5% of our revenues from Medicare, 36.5% from Medicaid, and 37.0% from private insurance, self-pay residents, other third party payors and long-term care facilities that utilized our specialty medical services. The sources and amounts of our inpatient services revenues are determined by a number of factors, including the number of licensed beds and occupancy rates of our facilities, the acuity level of patients and the rates of reimbursement among payors.

     As with other providers in the long-term care industry, we face challenges associated with reduced levels of reimbursement from Medicare and Medicaid, ongoing costs associated with litigation and insurance, compliance with federal and state regulations, and the retention of qualified personnel to staff our long-term care facilities. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid.

Critical Accounting Policies

     Our discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the use of estimates and judgments that affect the reported amounts and related disclosures of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ materially from these estimates.  We believe the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

(a)  Net Revenues

     Net revenues consist of long-term and subacute care revenues, rehabilitation therapy revenues, medical staffing services revenues, home health revenues and laboratory and radiology revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in current results of operations, when determined.

(b)  Accounts Receivable and Related Allowance

     Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in nonaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the nonaffiliated facilities. Many of the nonaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

     Estimated provisions for doubtful accounts are recorded each period as an expense to the consolidated statements of operations.  In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions.  Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss.  Changes in these estimates are charged or credited to the results of operations in the period of the change.

     The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections.  An adjustment is then recorded each month to adjust the allowance based on the analysis. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a quarterly basis.

     The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and was recorded in gain or loss on disposal of discontinued operations, net.  As collections are recognized, the allowance will be adjusted as appropriate.  This percentage was 40% in 2002 and was adjusted to 30% in the fourth quarter of 2003.  The percentages were developed from historical collection trends of our divestitures.  Due to favorable collections, $6.5 million of the reserve was recovered in the year ended December 31, 2004. As of December 31, 2004, we had $1.3 million in accounts receivable for divested operations, net of $20.2 million of allowance for doubtful accounts.

(c)  Insurance

     We self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. An independent actuarial analysis is prepared twice a year to determine the adequacy of the self-insurance obligations booked as liabilities on our financial statement. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any adjustments resulting there from are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves. Effective with the policy period beginning January 1, 2002, we discount our workers' compensation reserves based on a 4% discount rate. At December 31, 2004, the discounting of these policy periods resulted in a reduction to our reserves of approximately $7.5 million.

     Based on the results of the actuarial analysis prepared as of September 30, 2002, which considered nationwide nursing home trends that showed significant increases in patient care liability costs, we recorded a pre-tax charge of $20.0 million for the ten months ended December 31, 2002 related to an increase in patient care liability costs for prior policy years.  Based on the results of the actuarial analysis, we recorded a net pre-tax charge of $0.4 million for the year ended December 31, 2003 related to patient care and workers' compensation liability costs.  Based on the results of the actuarial analysis we recorded a net pre-tax credit of $17.7 million for the year ended December 31, 2004 related to improvement in claim trends primarily for prior year policies for patient care and workers' compensation liability costs.

(d)  Impairment of Assets

Goodwill

     Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") established new rules on the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives continue to be amortized over their estimated useful lives.

     Pursuant to SFAS No. 142, we perform our annual goodwill impairment analysis during the fourth quarter for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit's net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit's fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.

     For the ten months ended December 31, 2002, we recorded a goodwill impairment of $231.1 million within the following reporting units: (i) long-term care facilities within certain states, $104.9 million in the aggregate; (ii) SunDance Rehabilitation Corporation, which operates our therapy business, $57.0 million; (iii) SunScript Pharmacy Corporation, our pharmaceutical services operations which were sold in July 2003 and classified in discontinued operations, $64.5 million; (iv) CareerStaff Unlimited, Inc., which operates our medical staffing business, no impairment; and (v) Shared Healthcare Systems, our software development company which was sold in November 2003 and classified in discontinued operations, $4.7 million. We did not record a goodwill impairment for the years ended December 31, 2003 and December 31, 2004. As of December 31, 2004, we had $0.4 million in goodwill.

Indefinite Life Intangibles

     Pursuant to SFAS No. 142, we evaluate the recoverability of the trademarks by comparing the asset's respective carrying value to estimates of fair value. We determine the estimated fair value of each trademark through a discounted cash flow analysis. The Reorganized Company recorded $34.6 million in trademarks under fresh-start accounting based on an independent and separate valuation report of the fair value of our intangible assets as of March 1, 2002. Our trends of financial performance subsequent to emergence from bankruptcy proceedings, the Medicare "Cliff" impact and increases in patient care liability claims and retention levels and workers' compensation insurance costs represented indicators of impairment.  As a result, we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Indefinite Life Intangibles. The analysis resulted in an impairment of $26.0 million for the ten months ended December 31, 2002 within the following segments: (i) $0.7 million related to SunDance Rehabilitation Corporation, which operates our therapy business, (ii) $7.2 million related to SunScript Pharmacy Corporation, our pharmaceutical services operations which were sold in July 2003 and classified in discontinued operations, (iii) $0.9 million related to CareerStaff Unlimited, Inc., which operates our medical staffing business and (iv) $17.2 million within our Corporate segment.  We did not record an impairment to our Indefinite Life Intangibles for the years ended December 31, 2003 and December 31, 2004.

Finite Life Intangibles

     Pursuant to SFAS No. 142, we evaluate the recoverability of the favorable lease intangibles by comparing an asset's respective carrying value to estimates of undiscounted cash flows over the life of the lease. If the carrying value of the asset exceeded the undiscounted cash flows, an impairment loss was measured by comparing the estimated fair value of the asset, based on discounted cash flows, to its carrying value. The Reorganized Company recorded $28.2 million in favorable lease intangibles under fresh-start accounting based on an independent and separate valuation report of the fair value of our assets and liabilities as of March 1, 2002. Our trends of financial performance subsequent to emergence from bankruptcy proceedings, the Medicare "Cliff" impact and increases in patient care liability claims and retention levels and workers' compensation insurance cost represented indicators of impairment.  As a result, at December 31, 2002 and 2003 we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Finite Life Intangibles.  The analysis resulted in an impairment of $24.0 million and $0.5 million for the ten months ended December 31, 2002 and for the year ended December 31, 2003, respectively, within our Inpatient Services segment.  We did not record an impairment to our Finite Life Intangibles for the year ended December 31, 2004.

Long-Lived Assets

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), which addresses financial accounting and reporting for the impairment of long-lived assets (other than goodwill and indefinite lived intangibles) and for long-lived assets to be disposed of. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the estimated fair value of the asset, usually based on discounted cash flows, to its carrying amount. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

2004.  During the fourth quarter of 2004, we recorded pretax charges totaling approximately $1.0 million for asset impairments.  The asset impairment charges related to the following:

-	$1.0 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

 2003. During the fourth quarter of 2003, we recorded pretax charges totaling approximately $2.3 million for asset impairments. The asset impairment charges consisted of the following:

-	$2.3 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $0.2 million of which related to under-performing facilities identified for divestiture as of December 31, 2003.

2002. During the fourth quarter of 2002, we recorded pretax charges totaling approximately $126.7 million for asset impairments. The asset impairment charges consisted of the following:

-

$81.6 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $53.6 million of which related to under-performing facilities identified for divestiture as of December 31, 2002;

-	$42.8 million write-down of property and equipment in our Other Operations segment which consisted of $8.7 million for Shared Healthcare Systems and $34.1 million for our corporate headquarters; and

-	$2.3 million write-down of property and equipment in our Pharmaceutical and Medical Supply Services segment.

     The October 1, 2002 elimination of certain funding under the Medicare program and the increase in our patient care liability costs affected our 2002 and future cash flows, and therefore, the fair values of each of our asset groups. This event led to an impairment assessment on each of our asset groups, including:

-	estimating the undiscounted cash flows to be generated by each of the asset groups over the remaining life of the primary asset; and

-

reducing the carrying value of the asset to estimated fair value when the total estimated undiscounted future cash flows were less than the current book value of the long-lived assets (excluding goodwill and other indefinite lived intangible assets).

     In estimating the undiscounted cash flows for the 2002 impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures and patient care liability costs.  We also considered our plans to transition under-performing long-term care facilities, which accounted for approximately 56% of our facilities, to new operators.  Since indicators of impairment were present and the undiscounted cash flows were not sufficient to recover the assets' carrying amounts, the impairment loss was measured by comparing the estimated fair value of the assets to their carrying amount.  In order to estimate the fair values of the entities, we used a discounted cash flow approach. That assessment resulted in an impairment related to the under-performing facilities of approximately $53.6 million.

Long-Lived Assets to be Disposed Of

     SFAS No. 144 requires that long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.  Therefore, discontinued operations are no longer measured at net realizable value or include amounts for operating losses that have not yet occurred.  SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Depreciation is discontinued once an asset is classified as held for sale.  During the two month period ended February 28, 2002, the Predecessor Company presented the operating results of all facilities identified for sale or disposition in discontinued operations in the consolidated statement of operations.  From March 1, 2002 to December 31, 2002, the Reorganized Company had a limited number of facilities disposed of or transferred to assets held for sale.  These facilities' operating results were included in continuing operations and were immaterial to our consolidated financial position and results of operations.

Recent Accounting Pronouncements

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

     Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. Statement 123(R) permits public companies to adopt its requirements using one of two methods:

1.

A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2.

A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We plan to adopt Statement 123(R) using the modified-prospective method no later than July 1, 2005. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.5 million for the year ended December 31, 2005, beginning July 1, 2005.

Results of Operations

     The following table sets forth the amount and percentage of certain elements of total net revenues for the following years ended December 31, (in thousands):

Reorganized Company					Reorganized and Predecessor Company Combined
2004			2003		2002
Inpatient Services	$ 585,813	72.0%	$ 546,621	70.3%	$ 682,026	72.7%
Rehabilitation and Respiratory Therapy Services	133,118	16.4%	144,310	18.5%	137,292	14.6%
Medical Staffing	56,816	6.9%	61,824	7.9%	51,891	5.5%
Home Health	56,702	6.9%	55,533	7.1%	45,134	4.8%
Laboratory and Radiology	15,709	1.9%	16,023	2.1%	12,872	1.4%
Pharmaceutical and Medical Supply	-	-%	-	-%	41,101	4.4%
Other	-	-%	-	-%	29,815	3.1%
Corporate	47	0.0%	73	0.0%	10,394	1.1%
Intersegment eliminations	(34,915)	(4.1)%	(45,946)	(5.9)%	(72,618)	(7.6)%
Total Net Revenues	$ 813,290	100.0%	$ 778,438	100.0%	$ 937,907	100.0%
	=======	====	========	====	========	====

     Inpatient services revenues for long-term care, subacute care and assisted living services include revenues billed to patients for therapy, medical staffing, and laboratory and radiology provided by our affiliated operations.  The following table sets forth a summary of the intersegment revenues for the years ended December 31, (in thousands):

	Reorganized Company		Reorganized and Predecessor Company Combined
	2004	2003	2002
Inpatient Services	$ (600)	$ (600)	$ (551)
Rehabilitation and Respiratory Therapy Services	33,228	38,541	53,713
Medical Staffing	2,103	7,216	4,078
Laboratory and Radiology	184	789	1,093
Pharmaceutical and Medical Supply	-	-	8,325
Other	-	-	5,960
Total Affiliated Revenue	$ 34,915	$ 45,946	$ 72,618
	=========	=========	==========

     The following table sets forth the amount of net segment income (loss) for the following years ended December 31, (in thousands):

	Reorganized Company		Reorganized and Predecessor Company Combined
	2004	2003	2002

Inpatient Services	$ 44,453	$ 20,393	$ (516)
Rehabilitation and Respiratory Therapy Services	10,233	14,720	24,087
Medical Staffing	3,205	1,285	4,587
Home Health	3,499	3,765	3,531
Pharmaceutical and Medical Supply Services	-	-	2,719
Laboratory and Radiology	400	1,470	1,462
Other Operations	-	-	808

Net segment income (loss) before Corporate	61,790	41,633	36,678
Corporate	(48,396)	(57,842)	(74,108)
Net segment income (loss)	$ 13,394	$ (16,209)	$ (37,430)
	==========	==========	===========

     In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7,") items of expense or income that are incurred or realized by us because we were in reorganization are classified as reorganization costs in our consolidated statements of operations.  As a result, net segment income (loss) does not include interest earned subsequent to October 14, 1999, the date we filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code ("Filing Date"), on cash accumulated because we are not paying our prepetition obligations.  Interest earned prior to the Filing Date is included in net segment income (loss).  Debt discounts and deferred issuance costs that were written-off after the Filing Date in accordance with SOP 90-7 are not included in the net segment income (loss).  The amortization of debt discounts and deferred issuance costs prior to the Filing Date are included in net segment income (loss).  Gain (loss) on sale of assets and professional fees related to the reorganization incurred subsequent to the Filing Date are excluded from net segment income (loss) which is consistent with their treatment prior to the Filing Date.

     The following discussion of the "Year Ended December 31, 2004 compared to the Year Ended December 31, 2003" is based on the financial information presented in "Note 18 - Segment Information" in our consolidated financial statements.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Results of Operations

     Net revenues increased $34.9 million to $813.3 million for 2004 from $778.4 million for 2003. We reported a net loss for the year ended December 31, 2004 of $18.6 million compared to net income of $0.4 million for the year ended December 31, 2003.

     The net loss of $18.6 million for the year ended December 31, 2004 included:

-

a $28.5 million loss on discontinued operations and the disposal of discontinued operations comprised primarily of $17.6 million of losses associated with the California clinical laboratory and radiology operations that was sold in November 2004 that included a revenue adjustment of $3.3 million related to a prior year and a provision for loss adjustment of $3.4 million, $5.3 million of losses associated with the divestiture of six skilled nursing facilities during 2004 and one in 2005 in our Inpatient Services division, $1.0 million of losses associated with the reclassification of our mobile radiology operations to assets held for sale as of September 30, 2005, and $4.3 million of residual costs associated with the sale of our pharmacy operations during 2003;

-	$8.9 million interest expense, net;

-	$2.0 million of restructuring costs associated with professional fees and one-time terminations;

-	a $1.5 million loss on sale of assets associated with the write-down of land and a building held for sale; and

-	$1.0 million loss on asset impairment, offset by

-	a $16.5 million, net, reduction in general and professional liability and workers' compensation insurance reserves due to improvement in claim trends, primarily for prior year policies;

-	a $3.4 million gain on extinguishment on debt, net due to mortgage restructurings; and

-	a net $1.2 million income tax benefit.

     The net income for the year ended December 31, 2003 included:

-

a $30.5 million gain on discontinued operations primarily driven by income of $49.5 million related to the sale of our pharmaceutical operations and $4.2 million of income related to the sale of our software development company that was sold in November 2003, offset by losses of $21.9 million related to the divestiture of 127 Inpatient Services facilities in 2003, six in 2004 and one in 2005;

-	a $4.2 million gain on sale of land and buildings included in our Other Operations segment, offset by

-	$16.9 million of interest charges;

-	$14.7 million of restructuring charges; and

-	$2.8 million of asset impairment charges.

 Inpatient Services

     Net revenues increased $39.2 million, or 7.2%, to approximately $585.8 million for year ended December 31, 2004 from approximately $546.6 million for the year ended December 31, 2003. The increase in net revenues for the Inpatient Services segment was primarily the result of:

-

an increase of $17.4 million in Medicare revenues, $9.8 million of which was due to an improvement in overall facility occupancy to 90.8% from 90.1%, an improvement in Medicare mix to 13.0% from 12.2% of total occupancy, and $7.6 million due to higher per diem Medicare rates that started in October 2003;

-

an increase of $16.5 million in Medicaid revenues, $19.0 million of which was caused by higher per diem Medicaid rates driven mainly by provider taxes, offset, in part, by a decrease of $3.5 million from lower Medicaid occupancy; and

-	an increase of $3.9 million in private and commercial insurance revenues due to rate increases.

     Operating salaries and benefits expenses increased $12.9 million, or 4.6%, to approximately $296.3 million for the year ended December 31, 2004 from approximately $283.4 million for the year ended December 31, 2003. The increase was primarily due to wage increases and an increase in labor hours associated with an increase in Medicare census, offset partly with a $3.7 million decrease in health insurance costs due to improved claims experience.

     Self-insurance for workers' compensation and general and professional liability insurance decreased approximately $5.6 million, or 21.1%, to $20.9 million for the year ended December 31, 2004 as compared to $26.5 million for the year ended December 31, 2003.  This decrease was comprised primarily of:

-

a $9.1 million decrease related to patient care liability costs, net of a reduction of $14.0 million related to improvement in claims and settlement trends for prior periods reflected in the twice yearly actuarial study;
offset by

-

a $3.5 million increase related to workers' compensation insurance costs, net of a reduction of $3.2 million related to deterioration of claims trends for prior periods reflected in the twice yearly actuarial study.

     Other operating costs increased approximately $8.3 million, or 5.4%, to $161.5 million for the year ended December 31, 2004 from $153.2 million for the year ended December 31, 2003.  The increase was primarily due to:

-	a $5.6 million increase in provider taxes for the 2004 year as compared to the same period in 2003 due, in part, to the implementation of provider taxes in North Carolina;

-	an increase in ancillary therapy costs of $2.5 million driven primarily by the increase in Medicare customer base; and

-	a net increase of approximately $0.4 million due to increases in the cost of supplies and other purchased services related to patient care.

     Facility rent expense increased $0.5 million to approximately $35.6 million for the year ended December 31, 2004 from approximately $35.1 million for the year ended December 31, 2003 due to contractually scheduled rent increases on existing leases, offset by the favorable effect of the consolidation of the Clipper partnerships (see "Note 10 - Variable Interest Entitities.")

     General and administrative expenses decreased $1.5 million, or 11.2%, to approximately $11.9 million for year ended December 31, 2004 from approximately $13.4 million for the year ended December 31, 2003. The $1.5 million decrease was primarily due to salaries and benefits expense for regional administrative and office personnel, utilities and supplies that were eliminated as part of the restructuring.

     Depreciation and amortization increased $2.1 million, or 40.4%, to approximately $7.3 million for the 2004 year from approximately $5.2 million for the 2003 year. The increase was primarily attributable to capital expenditures incurred for facility improvements and the additional depreciation and amortization expense associated with the consolidation of Clipper partnerships. (See "Note 10 - Variable Interest Entities.")

     The provision for losses on accounts receivable decreased $3.8 million, or 59.4%, to approximately $2.6 million for the year ended December 31, 2004 from approximately $6.4 million for the year ended December 31, 2003 due to improved monitoring of current receivables and the collection of older receivables.

     Net interest expense for the year ended December 31, 2004 was approximately $5.3 million as compared to $3.1 million for the year ended December 31, 2003.  The $2.2 million, or 71.0%, increase was primarily due to the scheduled increase in expense related to debt amortization and the additional interest expense related to the consolidation of Clipper partnerships. (See "Note 10 - Variable Interest Entities.")

Rehabilitation Therapy Services

     Net revenues for the Rehabilitation Therapy Services segment decreased $11.2 million, or 7.8%, to approximately $133.1 million for the year ended December 31, 2004 from approximately $144.3 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in nonaffiliated sales as a result of the lingering disruption of the sales cycle in 2004 due to the January 2004 termination of the contemplated sale of substantially all of the segment announced in late 2003.

     Operating salaries and benefits expenses decreased $7.2 million, or 7.3%, to approximately $91.7 million for the year ended December 31, 2004 from approximately $98.9 million for the same period in 2003. The decrease was primarily driven by the reduction of employees and reorganization of the operating structure as a result of the impact of lower revenues and a reclassification to general and administrative expenses.

     Self-insurance expenses for workers' compensation and professional liability insurances decreased $1.1 million, or 61.1%, to $0.7 million for the year ended December 31, 2004 from $1.8 million for the year ended December 31, 2003.  The decrease was primarily due to costs related to improved claims experiences during the year.

     General and administrative expenses increased $2.8 million, or 77.8%, to $6.4 million for the year ended December 31, 2004 from $3.6 million for the year ended December 31, 2003.  The increase was primarily due to reclassification of expenses included in operating expenses.

     Depreciation and amortization decreased $0.9 million, or 81.8%, to approximately $0.2 million for the year ended December 31, 2004 from $1.1 million for the year ended December 31, 2003. The decrease was primarily due to the reduction in property carrying values due to closures of administrative office locations in conjunction with the Inpatient Services divestitures during 2003 and the restructuring of operations in 2004.

     The provision for losses on accounts receivable decreased $0.3 million, or 16.7%, to approximately $1.5 million for the year ended December 31, 2004 from approximately $1.8 million for the year ended December 31, 2003. The decrease in expense was primarily due to improved collection and customer credit methods.

Medical Staffing Services

     Net revenues from the Medical Staffing Services segment decreased $5.0 million, or 8.1%, to approximately $56.8 million for the year ended December 31, 2004 from approximately $61.8 million for the year ended December 31, 2003.  The decrease was primarily the result of decreased agency staff usage within our affiliated skilled nursing facilities and hospitals.

     Operating salaries and benefits expenses were approximately $43.9 million for the year ended December 31, 2004 as compared to approximately $45.6 million for the year ended December 31, 2003, a decrease of $1.7 million, or 3.7%.  The decrease was directly attributable to the decrease in revenue.

     Other operating expenses, which include contract staffing utilized to staff personnel shortages, decreased $5.8 million, or 57.4%, to $4.3 million for 2004 year from $10.1 million for the 2003 year. The decrease was primarily attributable to a decrease of $5.2 million in contract labor expense due to decreased usage by the affiliated inpatient facilities and a $0.6 million decrease in regional administrative expenses.

     General and administrative expenses increased $0.9 million, or 40.9%, to approximately $3.1 million for the year ended December 31, 2004 from approximately $2.2 million for the year ended December 31, 2003.  The increase was primarily due to recruiting and retention costs associated with initiatives to attract new business and retain staff.

Home Health Services

     Net revenues from the Home Health Services segment increased approximately $1.2 million, or 2.2%, to $56.7 million for the year ended December 31, 2004 from approximately $55.5 million for the year ended December 31, 2003.  The increase in revenues was due primarily to an increase in Medicare rates.

     Operating salaries and benefits expenses increased approximately $0.2 million, or 0.5%, to $40.5 million for the 2004 year from approximately $40.3 million for the 2003 year. The increase was primarily the result of an increase in health insurance costs.

     Self-insurance expenses for workers' compensation and professional liability insurance increased approximately $0.4 million, or 23.5%, to $2.1 million for the year ended December 31, 2004 from approximately $1.7 million for the year ended December 31, 2003. The increase was primarily the result of increased workers' compensation claims expenses.

     The provision for losses on accounts receivable increased $0.3 million, or 150.0%, to approximately $0.5 million for the year ended December 31, 2004 from approximately $0.2 million for the year ended December 31, 2003.  The increase was due to better than expected collections on account receivables in 2003 that did not occur in 2004.

Laboratory and Radiology Services

     Net revenues from the Laboratory and Radiology Services segment decreased $0.3 million, or 1.9%, to approximately $15.7 million for the year ended December 31, 2004 from approximately $16.0 million for the year ended December 31, 2003, due primarily to a decrease in contracts in our northeast laboratory operations.

     Operating salaries and benefits expenses decreased approximately $0.1 million, or 1.1%, to $8.9 million for the 2004 year from approximately $8.8 million for the 2003 year. The decrease was primarily the result of a reduction in employees driven by the decrease in revenues.

     Other operating costs increased $0.3 million, or 7.0%, to $4.6 million for the year ended December 31, 2004 from $4.3 million for the year ended December 31, 2003.  This increase was due primarily to an increase in purchased and administrative services.

     General and administrative expenses were approximately $0.3 million for the year ended December 31, 2004.  These costs were included in operating costs for the same period in 2003.

     The provision for losses on accounts receivable decreased $0.2 million, or 40.0%, to approximately

$0.3 million for the year ended December 31, 2004 from approximately $0.5 million for the year ended December 31, 2003. The decrease was primarily the result of improved collections.

Corporate General and Administrative Departments

     General and administrative costs not directly attributed to operating segments increased $0.7 million, or 1.6%, to approximately $44.1 million for the year ended December 31, 2004 from approximately $43.4 million for the year ended December 31, 2003. The increase was primarily due to:

-	$2.0 million of accounts payable vendor settlement payments related to the 2003 restructuring efforts that did not reoccur in 2004; offset by

-	$1.1 million of excess bank service charges due to a recovery in September 2004 associated with the refinancing of our credit line in September 2003.

 Interest Expense

     Net interest expense not directly attributed to operating segments decreased $10.4 million, or 74.8%, to approximately $3.5 million for the year ended December 31, 2004 from approximately $13.9 million for the year ended December 31, 2003. The decrease was primarily due to the private placement of our common stock and warrants and the payoff of substantially all of the outstanding revolving loan balance for which interest was not incurred.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     We adopted the provisions of SFAS No. 144 as of January 1, 2002, however our emergence from bankruptcy on February 28, 2002 and the adoption of fresh-start accounting as of March 1, 2002 materially changed the presentation of the consolidated financial statements of the Predecessor Company. With respect to reported operating results in a comparative of the year ended 2003 to the year ended 2002, we believe that business segment operating income of the Predecessor Company is generally not comparable to that of the Reorganized Company, therefore a discussion of segment results for the year ended December 31, 2003 as compared to the ten months ended December 31, 2002 and the two months ended February 28, 2002 is not appropriate.

Results of Operations

     We reported net income for the year ended December 31, 2003 of $0.4 million compared to net income of $1,047.4 million for the prior year. The net income for the year ended December 31, 2003 included the following:

-

a $30.5 million gain on discontinued operations primarily driven by net income of $49.5 million related to the sale of our pharmaceutical operations and $4.2 million of net income related to the sale of land and buildings of our software development company that was sold in November 2003, offset by net losses of $21.9 million related to the divestiture of 127 Inpatient Services facilities in 2003, six in 2004 and one in 2005;

-	a $4.2 million gain on sale of land and buildings included in our Other Operations segment,

offset by

-	$16.9 million of interest charges;

-	$14.7 million of restructuring charges; and

-	$2.8 million of asset impairment charges.

     The net income for the prior year included a gain on extinguishment of debt of $1,498.4 million related to our emergence from bankruptcy in early 2002, an asset impairment charge of $275.4 million, a $20.0 million charge for patient care liability costs related to our inpatient services operation, a favorable adjustment of $6.0 million related to workers' compensation insurance costs primarily related to our inpatient services operation, and an $8.7 million gain on sale of assets, net, primarily due to the reversal of prepetition liabilities related to disposed facilities.

Net Revenues

     Our net revenues were $778.4 million for the year ended December 31, 2003 compared to, $937.9 million for the prior year. The decrease in net revenues of approximately $159.5 million, or 17.0% for the year ended December 31, 2003, as compared to the prior year, primarily consisted of the following:

-

a $149.0 million decrease within inpatient services operations, a $37.2 million decrease within our pharmaceutical services operations, a $3.5 million decrease in our California clinical laboratory and radiology operations, offset in part by an $8.5 million reduction in affiliated revenues due to the classification within operations revenues for January and February 2002 that, for the ten months ended December 31, 2002 and for the year ended December 31, 2003, are included in discontinued operations;

offset by

-	an increase of $21.9 million due to increased revenues from facilities in our same store inpatient services operations which we operated during the year ended December 31, 2003 and 2002;

     The increase in net revenues of $21.9 million from our inpatient services operations on a same store basis for the year ended December 31, 2003, as compared to the year ended December 31, 2002, was primarily due to the following:

-	an increase in Medicaid revenues of $18.9 million primarily due to higher reimbursement rates;

-	an increase of $1.3 million in commercial revenue primarily due to higher census; and

-

a $1.6 million net increase in Medicare revenues, which was comprised of a $24.1 million decrease in Medicare rates, an increase of $16.0 million due to improved Medicare mix, a market basket increase of $6.2 million and higher Medicare Part B revenues of  $0.3 million.

Operating Salaries and Benefits

    Operating salaries and benefits for the year ended December 31, 2003 were $477.2 million as compared to $561.2 million for the year ended December 31, 2002.  The decrease of $84.0 million, or 15.0%, was primarily the result of personnel cost reductions that occurred commensurate with the inpatient facility divestitures and the reclassification to discontinued operations of ten months of expenses related to discontinued operations.

 Self-Insurance for Workers' Compensation and General and Professional Liability

     With a decrease of $3.2 million, or 9.0%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002, costs related to workers' compensation and general and professional liability insurance remained essentially flat year over year; however, the 2002 expenses were impacted with a net $14.0 million charge recorded in third quarter of 2002 for prior year policy exposures.

Facility Rent Expense

     We reported facility rent expense of $38.8 million in 2003 as compared to $60.8 million in 2002, a decrease of $22.0 million, or 36.2%.  For the year ended December 31, 2003, facility rent expense for our Inpatient Services segment was approximately $35.1 million compared to $55.1 million for the same period ended December 31, 2002 due primarily to lease terminations and divestitures of inpatient facilities during 2003.

Other Operating Expenses, General and Administrative Expenses and Provision for Losses on Accounts Receivable

     We reported other operating expenses, general and administrative expenses and provision for losses on accounts receivable of $222.5 million for the year ended December 31, 2003 compared to $281.2 million for the same period in 2002.  The decrease of approximately $58.7 million, or 20.9%, consisted of the following:

-

a decrease of $36.9 million primarily due to the classification within operations expenses for January and February 2002 that, for the ten months ended December 31, 2002 and for the year ended December 31, 2003, are included in discontinued operations;

-	a decrease of $24.3 million due to general and administrative salaries and other cost reductions as a result of our restructuring;

offset by

-	an increase of $4.5 million in provision for loss.

Interest Expense, Net

     Interest expense, net, increased to $16.9 million for the year ended December 31, 2003, as compared to $15.3 million for the same period in 2002, a $1.6 million, or 10.5%, increase, of which $2.4 million was due primarily to the recognition of interest expense at a higher effective interest rate for our term loan, offset by a $0.7 million decrease related to lower interest charges incurred due to lower carrying values on our debt instruments during 2003 as compared to 2002.  While we were under bankruptcy protection through the two months ended February 28, 2002, we did not record interest on essentially all of our prepetition debt.  Had we not been under bankruptcy protection, our interest expense, net, for the year ended December 31, 2002 would have been approximately $38.9 million.

Depreciation and Amortization

     Depreciation and amortization expense decreased $14.3 million, or 66.8%, to $7.1 million for the year ended December 31, 2003 as compared to $21.4 million for the same period in 2002.  The decrease was primarily attributable to decreases in property carrying amounts as a result of the impairment recorded in the fourth quarter of 2002.

Income Taxes

     We recorded a provision for income taxes of approximately $1.3 million, of which $0.6 million was related to discontinued operations, for the year ended December 31, 2003, primarily related to state income taxes. We increased our valuation allowance on our deferred tax assets by $93.3 million during 2003 to $708.8 million as of December 31, 2003. This valuation allowance was required under the guidance in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes, " due to our historical operating performance and our cumulative net losses.

Liquidity and Capital Resources

     For the year ended December 31, 2004, our net loss was $18.6 million. As of December 31, 2004, we had cash and cash equivalents of approximately $22.6 million, our working capital deficit was $30.6 million, and we had approximately $25.8 million of funds available for borrowing. We believe that our existing cash reserves, the proceeds of up to $15.0 million due to us in 2005 for the sale of our SunScript pharmacy operations in 2003, and availability for borrowing under our loan agreement will provide sufficient funds for our operations, capital expenditures and regularly scheduled debt service payments through at least the next twelve months. For the year ended December 31, 2004, the net cash decrease was approximately $3.0 million. The decrease was comprised primarily of:

-	$20.9 million of general and professional liability settlements;

-	$12.5 million to pay down our revolving credit line as a result of our private equity placement;

-	$12.9 million of capital expenditures, primarily in our long-term care operations;

-	$11.7 million to pay down past-due vendor trade accounts payables;

-	$6.7 million in debt repayment and other expenses primarily related to the refinancing of six mortgages and other long-term debt repayments;

-	$5.1 million related to payments for retention and operating bonus compensation and severance benefits; and

-	$0.7 million for the acquisition of a home health agency in November 2004;

offset by

-	$52.3 million of equity proceeds realized from the private equity placements; and

-	$19.9 million of collections on accounts receivable for divested facilities.

     On February 20, 2004, we completed a private placement of our common stock and warrants to purchase common stock to investors.  We received net proceeds of approximately $52.3 million in the private placement.  We sold approximately 4.4 million shares of our common stock, and warrants to purchase approximately 2.0 million shares of our common stock (inclusive of warrants paid to the placement agent).  The price paid by investors was $12.70 per unit, except for 155,400 units sold at $12.87 per unit. Each unit consisted of one share of common stock and a warrant to purchase 0.4 shares of common stock with a warrant exercise period of five years at an average exercise price of $13.05 per share.

     On March 1, 2004, we entered into an Amended and Restated Master Lease Agreement with Omega Healthcare Investors, Inc. and various of its affiliates ("Omega").  Prior to our portfolio restructuring, we leased 51 facilities from Omega.  Pursuant to the new Master Lease, we continue to operate 30 facilities (including 23 long-term care facilities, one rehabilitation and one long-term care hospital, and five behavioral facilities). The new master lease also settled a combination of (i) accrued past due rent and (ii) future rent obligations that would otherwise have become due under the previously existing master leases as of March 1, 2004 by combining those amounts into "deferred base rent."  Such deferred base rent accrued interest (annually compounded) at a floating rate of 375 basis points of the applicable LIBOR rate (subject to a floor rate of 6.0%.) However, in April 2004, Omega exercised its right to convert the deferred base rent and accrued interest into 760,000 shares of our common stock and $0.5 million in cash, resulting in a $4.4 million charge recorded in loss on disposal of discontinued operations, net, for the year ended December 31, 2004 and ceasing further accrual of interest on the deferred rent.

     We have substantially completed our restructuring efforts, including the restructuring of the portfolio of leases under which we operate most of our long-term care facilities. Through September 30, 2005, we had divested 135 facilities and had identified one facility that we would seek to transition to a new operator. During the two years ended December 31, 2004, we withheld approximately $28.5 million in accrued rent payments and $0.7 million of mortgage payments on facilities that we identified for transfer to new operators.  As of December 31, 2004, we were released of our obligations to pay approximately $15.7 million of the withheld rent, $8.0 million was paid in settlements with landlords, $2.9 million was offset by security deposits, reducing other assets, that were used toward unpaid rent, and $1.9 million remains in other accrued liabilities and is related to divested buildings that do not have a release per a lease termination agreement.

     We have a Loan and Security Agreement with CapitalSource Finance LLC, as collateral agent, and certain other lenders (the "Revolving Loan Agreement") that, as amended on March 1, 2005, expires on March 1, 2007. (See "Note 24 - Subsequent Events.") The Revolving Loan Agreement is a $75.0 million revolving line of credit that is secured by our accounts receivable, inventory, equipment and other assets, and the stock of our subsidiaries. Pursuant to the Revolving Loan Agreement, we are paying interest (i) for Base Rate Loans at the greater of (a) prime plus 0.5% or (b) 4.75%, and (ii) for LIBOR Loans at the greater of (a) the London Interbank Offered Rate plus 3.25% or (b) 4.75%. The effective interest rate as of December 31, 2004 on borrowings under the Revolving Loan Agreement was approximately 6.16%. We had $0.6 million in borrowings outstanding on December 31, 2004. The weighted average borrowing interest rate for the period from January 1, 2004 through December 31, 2004 was 5.25%. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of Eligible Receivables plus eighty-five percent (85%) of the value of Eligible Divested Company Receivables, but not to exceed $75.0 million. The defined borrowing base as of December 31, 2004 was $41.1 million, net of specified reserves of $14.6 million. We are also prohibited under our Revolving Loan Agreement from borrowing money from third parties without the prior consent of CapitalSource Finance. As of December 31, 2004, we had issued approximately $15.3 million in letters of credit, leaving approximately $25.8 million available to us for additional borrowing. In connection with entering into the Revolving Loan Agreement, we incurred deferred financing costs of $2.6 million, which are amortized using the effective interest method over the life of the loan agreement. For the year ended December 31, 2004, we amortized $1.6 million of these deferred financing costs. In September 2004, $0.9 million of the deferred financing costs were refunded to us.

     The availability of amounts under our Revolving Loan Agreement is subject to our compliance with certain financial covenants contained in the Revolving Loan Agreement, as amended.  Such covenants include a minimum fixed charge coverage calculation which requires a minimum required availability (cash on hand plus borrowing availability) that must exceed total Fixed Charges less Operating Cash Flow for a rolling 12-month period, and a maximum of $10 million per any six-month period that may be expended on capital expenditures with respect to fixed assets. As of March 1, 2005, we were in compliance with these covenants.

     We incurred total net capital expenditures related primarily to improvements at existing facilities, as reflected in the segment reporting, of $12.9 million, $16.6 million and $34.7 million for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2002, respectively.  These capital expenditures include those related to discontinued operations of $0.9 million, $4.7 million, and $16.1 million for the for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2002, respectively.  We had construction commitments as of December 31, 2004 under various contracts of approximately $2.8 million related to improvements at facilities. During the year ended December 31, 2005, we expect to incur approximately $20.0 million in capital expenditures, related primarily to improvements at existing facilities and information system upgrades.

      On February 28, 2002, we delivered a promissory note to the United States of America as part of our settlement agreement with the federal government and $8.0 million remains outstanding under the note. The outstanding payments coming due under the promissory note are $2.0 million on February 28, 2005 and $3.0 million on each of February 28, 2006 and 2007.  Interest under the promissory note is based upon the weekly average one-year constant maturity treasury yield.  The effective interest rate as of December 31, 2004 was approximately 2.2%.

     We continue to negotiate settlements of bankruptcy claims for periods prior to October 14, 1999 that were filed by various State Medicaid agencies. We expect to pay in excess of approximately $2.7 million to the State Medicaid agencies to resolve these claims. The payments are expected to be made partly in cash, partly with promissory notes and potentially netted against reimbursements payable to us.  We currently have $4.0 million reserved against our borrowing base agreement relating to these payments.

     We intend to file a universal shelf registration statement shortly. The title and terms of the securities to be offered under that filing and the amount of any offering to security holders has yet to be determined, but we expect the shelf to cover up to $50.0 million of potential debt and/or equity offerings. The proceeds of any such offering will likely be to fund general corporate purposes and to give us more flexibility in financing potential acquisitions. We can give no assurance that we will be able to proceed with and complete any such placement or offering on terms acceptable to us. We cannot estimate the net proceeds that we would receive or the timing of any such placement or offering.

     We intend to make strategic acquisitions of complementary businesses in 2005 and in future years utilizing our stock, cash or debt financing to enable us to capitalize on our position in the geographic markets in which we operate and to expand our businesses geographically. We are unable to estimate the aggregate amount that we would incur as a purchase price for such acquisitions or the amount of working capital that we would expend during the assimilation of the acquired operations.

     We currently own a five percent interest in each of eight limited liability companies and partnerships each of which own one facility that we operate in New Hampshire.  In April 2004, we entered into an agreement with the owners of remaining interests in those eight entities, and with the owner of a ninth entity which also owns a facility in New Hampshire that we operate (collectively, the "Owners").  That agreement granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire up to 100 percent of the ownership of those nine entities for an aggregate amount of up to approximately $10.3 million, subject to reduction in certain circumstances, as follows:  $0.1 million in 2004; $0.4 million in each of 2005 and 2006; $2.1 million in each of 2007, 2008, 2009; and $3.2 million in 2010.  The agreement also provides the Owners the right to require us to purchase those ownership interests at the above-described times and option prices.  These put rights can be exercised for any options that have come due but which were not exercised by us up to that point in time, but no later than December 31, 2010.

Obligations and Commitments

     The following table provides information about our contractual obligations and commitments in future years as of December 31, 2004 (in thousands):

	Payments Due by Period
	Total	2005	2006	2007	2008	2009	After 2009
Contractual Obligations:
Debt (1)	$ 173,533	$ 25,446	$ 26,391	$ 11,135	$ 8,066	$ 8,064	$ 94,431
Construction commitments	2,806	2,806	-	-	-	-	-
Purchase obligations	2,000	2,000	-	-	-	-	-
Operating leases	359,533	47,915	44,235	41,814	41,318	40,490	143,761
Other long-term liabilities (2)	10,151	404	404	2,036	2,036	2,036	3,235

Total	$ 548,023	$ 78,571	$ 71,030	$ 54,985	$ 51,420	$ 50,590	$241,427
	=======	======	======	======	======	======	======

Amount of Commitment Expiration Per Period
	Total Amounts Committed	2005	2006	2007	2008	2009	After 2009
Other Commercial Commitments:
Letters of credit	$ 15,284	$ 15,284	$ -	$ -	$ -	$ -	$ -
Total	$ 15,284	$ 15,284	$ -	$ -	$ -	$ -	$ -
	=======	======	======	======	======	======	======

(1)	Includes total interest on debt of $66.2 million based on contractual rates, of which $2.1 million is attributed to variable interest rates determined using the weighted-average method.

(2)

We entered into an agreement that granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire up to 100 percent of the ownership of nine entities for a aggregate amount of approximately $10.3 million, of which $0.1 million is recorded in other accrued liabilities in our consolidated balance sheet. The agreement also provides the owners of those entities the right to require us to purchase those ownership interests at the above described times and option prices. (See "Note 10 - Variable Interest Entities.")